UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2025

DIRTT ENVIRONMENTAL SOLUTIONS LTD

(Exact name of Registrant as Specified in Its Charter)

Canada	001-39061	98-1813900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.
Calgary, Alberta		T2C 1N6
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (403) 723-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

In 2019, DIRTT Environmental Solutions, Inc. (the “Tenant”), a subsidiary of DIRTT Environmental Solutions Ltd. (the “Company” or “DIRTT”), entered into a 15-year lease (the “Lease”) for a build-to-suit building located at 2225 Williams Industrial Boulevard, Rock Hill, South Carolina (the “Building”) with SP Rock Hill Legacy East #1, LLC (“Landlord”) and Stag Industrial Holdings, LLC (“Seller”), which provided the Company with approximately 130,000 square feet of manufacturing space for a combined tile and millwork facility. In September 2023, the Company elected to permanently close the manufacturing facility located at the Building. As of November 30, 2025, the Company’s remaining rent obligations associated with the Lease were estimated at US$10.5 million on an undiscounted basis.

In September 2025, PDM US, LLC (“PDM”) entered into a Purchase and Sale Agreement with the Landlord for the Building. On November 12, 2025, the Tenant entered into a Lease Termination and Release Agreement (“Agreement”) with PDM to terminate the Lease contingent upon the closing of the Purchase and Sale Agreement. Effective December 30, 2025, the Lease was terminated pursuant to the Agreement, and the Tenant was relieved from any future rent obligations under the Lease in exchange for an early termination fee of US$1 million paid by the Tenant to PDM.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which will be filed as an exhibit to DIRTT’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

“This action represents an important step in rationalizing DIRTT’s real estate footprint and is expected to deliver recurring annual cost savings of approximately US$1.6 million beginning in January 2026. As part of our volume- and margin-focused transformation, we remain committed to revisiting and optimizing all aspects of our business,” said Benjamin Urban, CEO of DIRTT.1

Item 2.06 Material Impairments.

Following the termination of the Lease, the Company reassessed its asset groups and evaluated such asset groups for impairment. As of September 30, 2025, the right-of-use asset related to this lease was US$5.9 million and the lease liability was US$7.7 million. The Company expects to recognize a one-time, non-cash impairment expense related to leasehold improvements of approximately US$2.3 million. While this charge is expected to negatively impact reported results in the current period, the lease termination is expected to reduce ongoing operating expenses and be accretive to earnings in future periods.

Item 7.01 Regulation FD Disclosure.

On December 30, 2025, the Company issued a press release announcing the lease termination. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

The information set forth under Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking statements that involve a number of risks and uncertainties. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s reports filed with the Securities and Exchange Commission.

1 US$1.6 million is comprised of the sum of the monthly base rents (US$0.08 million from January 2026 to December 2026) and operating costs of US$0.05 million. The Lease stipulates a step-up in monthly base rents of 2.25% per annum, effective in September of each year during the Lease term.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1*	Press release dated January 5, 2026

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRTT Environmental Solutions Ltd.

Date:	January 5, 2026	By:	/s/ Fareeha Khan
Fareeha Khan Chief Financial Officer